Precision Auto Care, Inc.
           Exhibit 11-Statement Re: Computation of Per Share Earnings (In Thousands, except per share data)

                                                            Pro Forma Combined As Adjusted
                                                             For Combination and Offering
                                                           Three Months Ended September 30,
                                                             1996                   1997
                                                        ---------------       -------------
 Weighted average shares outstanding
         Common Stock                                             5,474             5,474

 Weighted average shares issuable upon exercise
         of common stock options, if dilutive                        14                14

 Common stock and common stock equivalents
         issued at prices below the IPO price during
         the twelve months preceding the initial
         filing of the Registration Statement                         8                 8

                                                      ------------------  ----------------
 Total weighted average shares                                    5,497             5,497
                                                      ==================  ================


                                                      ------------------  ----------------
 Net Income                                           $             388   $           884
                                                      ==================  ================

                                                      ------------------  ----------------
 Earnings Per Share                                   $            0.07   $          0.16
                                                      ==================  ================